Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of October 11, 2019, is entered into between the Persons identified on Exhibit A (together, “Seller” or “Shareholders”), Kilpatrick Life Insurance Company, a Louisiana corporation (the “Company”), Security National Life Insurance Company, a Utah corporation (“Buyer”), and Jerome J. Reso, Jr., an individual and resident of Louisiana, solely in his capacity as Shareholder representative (the “Shareholder Representative”).

RECITALS

WHEREAS, Seller collectively owns all of the issued and outstanding shares of common stock, par value $1.00 per share (the “Shares”), of the Company;

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein;

WHEREAS, a portion of the purchase price payable by Buyer to Seller shall be placed in escrow by Buyer, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein); and

WHEREAS, this Agreement is contingent upon the contemporaneous execution of the Coinsurance Agreement (as defined herein) and approval of this Agreement and the  Coinsurance Agreement by the Louisiana Department of Insurance.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.   International Star shall not be deemed an Affiliate.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Bonds” means debt securities held by the Company as set forth in Schedule 8.1A to the Coinsurance Agreement.

“Bond Gains” has the same meaning as defined in the Coinsurance Agreement.

 “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Salt Lake City, Utah are authorized or required by Law to be closed for business.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601-9675.

“Closing Indebtedness Certificate” means a certificate executed by the Chief Financial Officer of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness of the Company Group as of the open of business on the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Code” means the Internal Revenue Code of 1986, as amended.

“Coinsurance Agreement” means that certain Coinsurance Agreement entered into contemporaneously with the execution of this Agreement, by and between the Company and Buyer, attached hereto as Exhibit E.

“Company Group” means the Company and the Company Subsidiaries.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Company Subsidiaries” means Kilpatrick Financial, Inc. (a Louisiana corporation), Care Management Group LLC (a Louisiana limited liability company), KLIC Properties Texas, LLC  (a Texas limited liability company) and Bluebonnet Properties, LLC (a Louisiana limited liability company).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement, other resolution, or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including amendments, their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601-9675; the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. §§ 6901-6987; Subtitle I of RCRA, 42 U.S.C. §§6991-6991m; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§300f et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq.; the Endangered Species Act, 16 U.S.C. §§1531-1544; the National Environmental Policy Act, 42 U.S.C. §§ 4321-4347; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written or oral directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, notice of coverage, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means Hancock Whitney Corp.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Seller and Escrow Agent at the Closing, substantially in the form of Exhibit B.

“Estate” means the Estate of Ann Shane Kilpatrick.

“Executrix” means Karen G. Mabry, as Independent Executrix for the Estate.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, pollutant, contaminant, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, mold, pesticide, urea formaldehyde foam insulation, and polychlorinated biphenyls.

 “Indebtedness” means, without duplication and with respect to any Person, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions; (g) guarantees made by the Person on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnification Escrow Amount” means $1,400,000.00 provided that, notwithstanding the forgoing, an amount equal to the Reserve Amount shall be withheld from the Indemnification Escrow Amount and paid to the Shareholder Representative in accordance with Section 10.13.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (f) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (g) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; and (h) all other intellectual or industrial property and proprietary rights.

“International Star” means International Star, Inc., a Nevada corporation.

“Key Employees” means each of Ken Phillips, Pamela E. Mosley, Lynn Hooper, Linda McGarry, Jo Clark, Autry Brown, Roy Noble, and Peggy Irby.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Licensed Intellectual Property” means all Intellectual Property in which the Company Group holds any rights or interests granted by other Persons, including Seller or any of its Affiliates.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party, and any indirect, incidental, consequential, special, punitive, or exemplary losses or damages, including any loss of income, profits or opportunities (collectively, the “Consequential Losses”).

“Louisiana Insurance Department” or “LDI” means the Department of Insurance of the State of Louisiana.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), prospects or assets of the Company Group, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that any such effect resulting from (a) any change in economic conditions generally or in the industries in which the Company Group operates, (b) national or international political or social conditions, (c) any change in law, rule or regulation or GAAP or statutory accounting rules prescribed by the Louisiana Insurance Department or interpretations thereof applicable to any member of the Company Group or (d) any actions required to be taken pursuant to this Agreement or any agreement contemplated herein, shall not be considered when determining whether a Material Adverse Effect has occurred.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period plus Taxes of the Company for any Straddle Period that are treated as Pre-Closing Taxes in accordance with Section 6.04.

“Producer” means any producer, distributor, agent or broker.

“Pro Rata Share” means, with respect to each Seller, the percentage set forth in the column entitled “Pro Rata Share” across from such Seller’s name on Schedule A hereto.

“Real Property” means the real property owned, leased or subleased by the Company Group, or used in the business of the Company Group, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person whether serving in such capacities before or after the Closing.

“Reserve Amount” means $50,000.

“Restricted Business” means providing or offering insurance products, including whole and term life, fire, insurance policies to cover burial expenses, mortgage insurance, hospital indemnity, and ambulance policies.

“Rose-Neath” means Kilpatrick’s Rose-Neath Funeral Homes, Crematorium and Cemeteries, Inc.

“Seller's Knowledge” or any other similar knowledge qualification, means the actual knowledge of Seller, any director, manager, trustee or officer of Seller, or of any director, manager, trustee or officer of any member of the Company Group or what such Person could reasonably be expected to discover or otherwise become aware of in the course of conducting a reasonable investigation concerning the existence of such fact, event, or matter.

“Shareholder” means each holder of capital stock of the Company.

“Surplus Note” means that debenture in the aggregate principal amount of $4,000,000.00, plus interest, in favor of Rose-Neath, as evidenced by that Surplus Debenture executed by the Company, dated April 9, 2009.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Territory” means the parishes/counties set forth on Exhibit C.

“Transaction Documents” means this Agreement, the Escrow Agreement and the Coinsurance Agreement.

ARTICLE II
PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. The aggregate purchase price for the Shares shall be:

(a)	$22,000,000.00 to be paid to Sellers in cash; and
(b)	either:
(i)

in the event the Bond Gains are equal to or greater than $15,000,000.00, one-half (50%) of that amount by which the total amount of the Bond Gains exceeds $15,000,000.00, which amount, if any, shall be paid to Sellers in cash in addition to the amount set forth in Section 2.02(a); or

(ii)

in the event the Bond Gains are less than $15,000,000.00, all (100%) of that amount by which $15,000,000.00 exceeds the total amount of the Bond Gains shall be deducted from the amount set forth in Section 2.02(a).

(collectively, the “Purchase Price”), allocable among the Shareholders as set forth on Schedule A.

In addition to Buyer’s payment of the Purchase Price, and subject to the approval of the the LDI, Seller shall cause the Company to satisfy the total amount owed by the Company to Rose-Neath pursuant to the Surplus Note (the “Surplus Note Payment”), by (i) first offsetting the Surplus Note (plus any accrued interest thereon) against the amounts owed by Rose-Neath to the Company pursuant to the Company’s loan number 180017, which loan was made by the Company to Rose-Neath and is evidenced by that Commercial Promissory Note dated April 9, 2009, executed by Rose-Neath in the original principal amount of $4,000,000.00 (the “Rose-Neath Note”), and (ii) second, by paying any remaining amounts owed on the Surplus Note (plus any accrued interest thereon) to Rose-Neath in cash.

Section 2.03 Transactions to be Effected at the Closing.

(a)	At the Closing, Buyer shall:
(i)	deliver to each Seller (in accordance with each Seller’s Pro Rata Share):
(A)

the Purchase Price less the Indemnification Escrow Amount by wire transfer of immediately available funds to an account designated in writing by such Seller to Buyer no later than three (3) Business Days prior to the Closing Date; and

(B)

the Escrow Agreement, the Coinsurance Agreement and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(ii)	deliver to the Escrow Agent:
(A)

the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the indemnification obligations of Seller set forth in ARTICLE VIII and the obligations of Seller in Section 6.10; and

(B)	the Escrow Agreement.
(b)	At the Closing, Seller shall deliver to Buyer:
(i)

stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto; and

(ii)

the Escrow Agreement, the Coinsurance Agreement and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.04 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 9:00 a.m., Central time, no later than two (2) Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, New Orleans, Louisiana, or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.05 Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER AND COMPANY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each Seller and the Company, jointly and severally, represent and warrant to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Seller.

(a)

If Seller is not a natural person, Seller is a corporation, trust, limited liability or partnership duly organized, validly existing and in good standing under the Laws of the state of its organization (as applicable). Seller has full power and authority to enter into the Transaction Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of the Transaction Documents, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller.

(b)

If Seller is a natural person, Seller has full legal capacity to enter into the Transaction Documents, to carry out his or her obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(c)

The Transaction Documents have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by the other parties thereto) the Transaction Documents constitute a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

Section 3.02 Organization, Authority and Qualification of the Company Group. Each member of the Company Group is a company duly organized, validly existing and in good standing under the Laws of the state of its organization and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which each member of the Company Group is licensed or qualified to do business, and each member of the Company Group is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All corporate or limited liability company, as applicable, actions taken by each member of the Company Group in connection with the Transaction Documents will be duly authorized on or prior to the Closing.

Section 3.03 Capitalization.

(a)

The authorized capital stock of the Company consists of 2,900,000 shares of common stock, par value $1.00 per share (“Common Stock”), of which 800,020 shares are issued and outstanding and constitute the Shares. Except as set forth on Schedule 3.03(a), all of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances. The Shareholders of the Company and the Shares held by each are set forth on Schedule A.

(b)

All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)

There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

(d)

(i) The Surplus Note is the only debenture owed by the Company; (ii) that % Surplus Debenture executed by the Company, dated December 3, 2008, was never consummated and is null and void; and (iii) the total amount of the Company’s obligations on all debentures as of the date hereof is $6,411,506.00.

Section 3.04 Company Subsidiaries.

(a)

The Company owns 100% of the issued and outstanding common stock or limited liability company interests of the Company Subsidiaries (the “Subsidiary Equity”). All of the Subsidiary Equity has been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Company, free and clear of all Encumbrances.

(b)	Other than the Company Subsidiaries and International Star, neither the Company nor any Company Subsidiary owns or has any interest in any shares or have an ownership interest in any other Person.
(c)	Upon consummation of the transactions contemplated by this Agreement, the Company shall own all of the Subsidiary Equity, free and clear of all Encumbrances.
(d)

All of the Subsidiary Equity was issued in compliance with applicable Laws. None of the Subsidiary Equity were issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(e)

There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Subsidiary Equity or obligating any Company Subsidiary or the Company to issue or sell any shares of capital stock or membership interest of, or any other interest in, any Company Subsidiary. No Company Subsidiary has any outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Subsidiary Equity.

Section 3.05 No Conflicts; Consents. Except as set forth on Schedule 3.05, the execution, delivery and performance by Seller of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of any member of the Company Group; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or any member of the Company Group; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or any member of the Company Group is a party or by which Seller or any member of the Company Group is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of any member of the Company Group or Seller. Except as set forth on Schedule 3.05, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or any member of the Company Group in connection with the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for consent of the Louisiana Insurance Department and filing of the required Form A.

Section 3.06 Financial Statements.

(a)

Complete copies of the Company Group's audited financial statements consisting of the balance sheet of each member of the Company Group as of December 31 in each of the years 2016, 2017 and 2018 and the related statements of income and retained earnings, stockholders' equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of each member of the Company Group as of June 30, 2019 and the related statements of income and retained earnings, stockholders' equity and cash flow for the six-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, “Financial Statements”) are included in the Disclosure Schedules. The Financial Statements have been prepared have been prepared in accordance with the statutory accounting rules prescribed or permitted by the Louisiana Insurance Department, applied on a consistent basis throughout the periods indicated. The Financial Statements are based on the books and records of the relevant member of the Company Group, and fairly present the financial condition of such member of the Company Group as of the respective dates they were prepared and the results of the operations of such member of the Company Group for the periods indicated. The balance sheet of the Company as of December 31, 2018 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of June 30, 2019 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company Group maintains a standard system of accounting established and administered in accordance with the statutory accounting rules prescribed by the Louisiana Insurance Department.

(b)

For the last three (3) calendar years and 2019 year to date, the Company (and each Company Subsidiary, if applicable) has filed all required Financial Statements, together with all exhibits, interrogatories, notes, actuarial opinions, affirmations, certifications, schedules or other material supporting documents in connection therewith, required to be filed with the Louisiana Insurance Department on forms prescribed or permitted by the Louisiana Insurance Department.

(c)

Except as set forth in Schedule 3.06(c) or in the notes to the Financial Statements, no material weakness or significant deficiency with respect to any of the Financial Statements has been asserted in writing or otherwise communicated to any member of the Company Group.

(d)

The Company has delivered to Buyer copies of all material actuarial reports prepared by appointed actuaries with respect to any member of the Company Group and the business of the Company Group for the last three (3) calendar years and 2019 year to date, and all attachments, opinions, certifications, addenda, supplements and modifications thereto.

(e)

The Company has delivered to Buyer true and complete copies of all risk-based capital calculations and accompanying analyses and reports submitted by the Company (or any other Company Subsidiary) to the Louisiana Insurance Department for the last three (3) calendar years.  Except as indicated in the Financial Statements or in any amended calculations submitted to the Louisiana Insurance Department as reflected in Schedule 3.06(e), such calculations were true and accurate, in all material respects, as of the respective dates as of which such calculations were prepared.

(f)

Except for the Financial Statements, and except for monthly internal income statements and balance sheets prepared by the Company Group, copies of which have previously been delivered to Buyer, and except as set forth in Section 3.06(f) of the Disclosure Schedules, no other financial statements have been prepared by or with respect to any member of the Company Group (whether on a GAAP, statutory, consolidated, hybrid or other basis).

(g)

Except as set forth in the Financial Statements or Schedule 3.06(g), (a) there are no Liabilities between a member of Company Group, on the one hand, and Seller or any of its Affiliates (other than a member of the Company Group), on the other hand, and (b) neither Seller nor any of its Affiliates (other than a member of the Company Group) provide or cause to be provided to the Company Group any products, services, equipment, facilities, or similar items that, in the case of this clause (b), individually or in the aggregate are material to the business or condition of the Company Group.

Section 3.07 Liabilities. The Company Group has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet or Financial Statements as of the Interim Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and that are not reasonably likely to have a Material Adverse Effect, (c) in the case of the Financial Statements, liabilities and obligations of a type or nature not required under statutory accounting principles to be reflected in the Financial Statements or (d) liabilities set forth in the Closing Indebtedness Certificate.

Section 3.08 Absence of Certain Changes, Events and Conditions. Except as set forth on Schedule 3.08, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company Group, any:

(a)	event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)	amendment of the charter, by-laws or other organizational documents of the Company Group;
(c)	split, combination or reclassification of any shares of its capital stock;
(d)

issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)	declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;
(f)	material change in any method of accounting or accounting practice of the Company Group, except as required by statuary accounting or as disclosed in the notes to the Financial Statements;
(g)

material change in the Company Group's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)	entry into any Contract that would constitute a Material Contract or amend or terminate any Material Contract;
(i)

incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)	transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Financial Statements or cancellation of any debts or entitlements;
(k)	transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements;
(l)	abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration;
(m)	material damage, destruction or loss (whether or not covered by insurance) to its property;
(n)	any capital investment in, or any loan to, any other Person;
(o)

acceleration, termination, material modification to or cancellation of any Contract (including, but not limited to, any Material Contract) to which any member of the Company Group is a party or by which it is bound;

(p)	any material capital expenditures;
(q)	imposition of any Encumbrance upon any of the Company Group properties, capital stock or assets, tangible or intangible, except for Permitted Encumbrances;
(r)

(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, managers, Producers, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $20,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, manager, independent contractor or consultant;

(s)	hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;
(t)

adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, manager, Producer, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u)	any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, managers, officers and employees;
(v)	entry into a new line of business or abandonment or discontinuance of existing lines of business;
(w)

adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)

purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y)	acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;
(z)

action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period;

(aa)	action by any member of the Company Group to amend the employment relationship with any Key Employee; or
(bb)	any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts.

(a)

Section 3.09(a) of the Disclosure Schedules lists all of the following Contracts of the Company Group (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) required to be listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements, being “Material Contracts”):

(i)

each Contract of the Company Group involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than ninety (90) days' notice;

(ii)	all Contracts that require the Company Group to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;
(iii)	all Contracts that provide for the indemnification by the Company Group of any Person or the assumption of any Tax, environmental or other liability of any Person;
(iv)

all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any Real Property of the Company Group (whether by merger, sale of stock, sale of assets or otherwise);

(v)	all Producer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which any member of the Company Group is a party;
(vi)	all Contracts or arrangements with employees, independent contractors, Producers or consultants (or similar arrangements) to which any member of the Company Group is a party;
(vii)

all arrangements that offer or purport to offer equity interests or the right to receive equity interests in any member of the Company Group or any cash or severance or other bonus or incentive in connection with any change of control of any member of the Company Group or otherwise;

(viii)	all reinsurance, coinsurance or other similar Contracts;
(ix)	except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company Group;
(x)	all Contracts with any Governmental Authority to which any member of the Company Group is a party (“Government Contracts”);
(xi)

all Contracts that limit or purport to limit the ability of any member of the Company Group to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xii)	any Contracts to which any member of the Company Group is a party that provide for any joint venture, partnership or similar arrangement by the Company Group;
(xiii)	all Contracts between or among any member of the Company Group on the one hand and any Affiliate of any member of the Company Group (which shall be also identified on Schedule 3.23(n));
(xiv)

all Contracts between or among any member of the Company Group on the one hand and Seller or any Affiliate of Seller (other than any member of the Company Group) on the other hand (other than those set forth in the immediately preceding subparagraph);

(xv)	all Contracts between any member of the Company Group, on the one hand, and International Star, on the other hand;
(xvi)	all collective bargaining agreements or Contracts with any Union to which any member of the Company Group is a party; and
(xvii)	any other Contract that is material to any member of the Company Group and not previously disclosed pursuant to this Section 3.09.
(b)

Each Material Contract is valid and binding on any member of the Company Group in accordance with its terms and is in full force and effect. None of the members of the Company Group or, to Seller's Knowledge, any other party thereto is in breach of or default, in any material respect, under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any material right or obligation or the loss of any material benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been delivered to Buyer.

Section 3.10 Title to Assets; Real Property.

(a)

Other than as set forth on Schedule 3.10(a), the Company Group has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets. Except as set forth on Schedule 3.10(a), all such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)	liens for Taxes not yet due and payable;
(ii)

mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iii)

easements, rights of way, zoning ordinances and other similar Encumbrances affecting Real Property which (A) are recorded in the conveyance or mortgage records of the Parish or County where the Real Property is located or (B) are not, individually or in the aggregate, material to the business of the Company; or

(iv)

other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b)

Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by any member of the Company Group, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, Seller has delivered to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which such Real Property was acquired, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller or any member of the Company Group and relating to the Real Property. With respect to leased Real Property, Seller has delivered to Buyer true, complete and correct copies of any leases affecting the Real Property. No member of the Company Group is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company's business do not violate any Law, covenant, condition, restriction, easement, license, Permit or agreement. Except as set forth on Schedule 3.10(b), no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than any member of the Company Group. There are no Actions pending nor, to Seller's Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

(c)

The Lease, by and between the Company, as lessor, and A & M Shehee Interests, LLC, as lessee, dated as of April 16, 2014 (the “A&M Shehee Lease”) is still in effect as a reconducted lease on a “month to month” basis;

(d)	The option to purchase referenced in the A&M Shehee Lease has not been exercised, and Seller has received no communications related to the exercise of such option.

Section 3.11 Condition and Sufficiency of Assets. Except as set forth on Schedule 3.11, to Seller’s Knowledge, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company Group are in all material respects, in good condition and fit for use in the ordinary course of business consistent with past practices (in all cases, giving due account to the age and length of use of such assets and normal wear and tear excepted).

Section 3.12 Intellectual Property.

(a)

Section 3.12(a) of the Disclosure Schedules contains a correct, current, and complete list of: (i) all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status (ii) all unregistered Trademarks included in the Company Intellectual Property;  (iii) all proprietary software of the Company Group; and (iv) all other Company Intellectual Property used or held for use in the Company's business as currently conducted.

(b)

Section 3.12(b) of the Disclosure Schedules contains a correct, current, and complete list of all Company IP Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Company IP Agreements: (i) under which any member of the Company Group is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which any member of the Company Group is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Company Group's ownership or use of Intellectual Property, in each case identifying the Intellectual Property covered by such Company IP Agreement. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to Seller’s Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c)

The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company's business as currently conducted and as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. All assignments and other instruments necessary to establish, record, and perfect the Company's ownership interest in the Company IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(d)

Neither the execution, delivery or performance of the Transaction Documents, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company's right to own or use any Company Intellectual Property or Licensed Intellectual Property.

(e)

All of the Company Intellectual Property and Licensed Intellectual Property are valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars.  Seller has provided Buyer with true and complete copies of all material documents, certificates, office actions, correspondence, assignments, dockets, and other instruments relating to the Company IP Registrations, whenever possible in an editable format.

(f)

The conduct of the Company Group's business as currently and formerly conducted and as proposed to be conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of each member of the Company Group have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

(g)

There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by any member of the Company Group of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or Licensed Intellectual Property or any member of the Company Group's right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by any member of the Company Group or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. To Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action. No member of the Company Group is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property or Licensed Intellectual Property.

(h)

Section 3.12(h) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used in the Company Group's business. The Company Group has complied, in all material respects, with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or threatened, alleging any (A) breach or other violation of any Platform Agreement by the Company; or (B) defamation, violation of publicity rights of any Person, or any other violation by any member of the Company Group in connection with its use of social media.

(i)

To Seller’s Knowledge, all Company IT Systems are in good working condition and are sufficient for the operation of the Company's business as currently conducted and as proposed to be conducted. In the past five (5) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of any member of the Company Group. The Company Group has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements.

(j)

The Company Group has complied with (i) all applicable Laws and (ii) all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company Group's business, except to the extent such noncompliance would not have, and would not reasonably be expected to have, a Material Adverse Effect. In the past five (5) years, the Company Group has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company Group's collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 3.13 Insurance. Section 3.13 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors' and officers' liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (including the Company Group) relating to the assets, business, operations, employees, officers, managers and directors of the Company Group (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been delivered to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by the Transaction Documents. Neither Seller nor any of its Affiliates (including the Company Group) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company Group. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) to Seller’s Knowledge, are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company Group pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or any of its Affiliates (including the Company Group) is in default under, or has otherwise failed to comply with any provision contained in any such Insurance Policy. To Seller’s Knowledge, the Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company Group and are sufficient, in all material respects, for compliance with all applicable Laws and Contracts to which any member of the Company Group is a party or by which it is bound.

Section 3.14 Legal Proceedings; Governmental Orders.

(a)

Other than as set forth on Schedule 3.14(a), there are no Actions pending or, to Seller's Knowledge, threatened (a) against or by the Company Group affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to any member of the Company Group); or (b) against or by the Company Group, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)

Except as set forth on Schedule 3.14(b), there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company Group or any of its properties or assets.

Section 3.15 Compliance With Laws; Permits.

(a)

Except as set forth on Schedule 3.15, the Company Group has complied, and is now complying, with all Laws applicable to it or its business, properties or assets, except to the extent such noncompliance would not have, and would not reasonably be expected to have, a Material Adverse Effect.

(b)

All Permits required for the Company Group to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.15(b) of the Disclosure Schedules lists all current Permits issued to the Company Group, including the names of the Permits and their respective dates of issuance and expiration. To Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.15(b) of the Disclosure Schedules.

Section 3.16 Environmental Matters.

(a)

The Company Group is currently and has been in compliance with all Environmental Laws and has not, and Seller has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written or oral request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)

The Company Group has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.16(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company Group and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and to Seller’s Knowledge, there is no condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company Group as currently carried out. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and to Seller’s Knowledge, there is no condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written or oral communication regarding any material adverse change in the status or terms and conditions of the same.

(c)

No real property currently or formerly owned, operated or leased by any member of the Company Group is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)

There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company Group or any real property currently or formerly owned, operated or leased by the Company Group, and neither the Company Group nor Seller has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company Group (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller or the Company Group.

(e)	Neither the Company Group nor Seller has allowed or created a condition likely to result in a violation of Environmental Law.
(f)	Section 3.16(f) of the Disclosure Schedules contains a complete and accurate list of all active, inactive, or abandoned aboveground or underground storage tanks owned or operated by the Company Group.
(g)

Section 3.16(g) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company Group or Seller and any predecessors as to which the Company Group or Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither Seller nor the Company Group has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company Group or Seller.

(h)	Neither Seller nor the Company Group has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.
(i)

Seller has delivered to Buyer and listed in Section 3.16(i) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company Group or any currently or formerly owned, operated or leased real property which are in the possession or control of Seller or Company Group related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control Hazardous Materials or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(j)

To Seller’s Knowledge, as of the Closing Date, there is no, or no reasonable anticipation of, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company Group as currently carried out.

Section 3.17 Employee Benefit Matters.

(a)

Section 3.17(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company Group for the benefit of any current or former employee, officer, director, manager, retiree, independent contractor, Producer or consultant of any member of the Company Group or any spouse or dependent of such individual, or under which the Company Group or any of its ERISA Affiliates has or may have any liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any liability, contingent or otherwise (as listed on Section 3.17(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Company has separately identified in Section 3.17(a) of the Disclosure Schedules (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company Group primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”).

(b)

With respect to each Benefit Plan, Seller has delivered to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by the Transaction Documents or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)

Except as set forth in Section 3.17(c) of the Disclosure Schedules, each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five (5) year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company Group or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

No pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each, a “Single Employer Plan”) in which employees of the Company Group or any ERISA Affiliate participate or have participated has an “accumulated funding deficiency”, whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of the Company Group which is a defined benefit plan has an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, less than 80%. Except as set forth in Section 3.17(c) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(d)

Neither the Company Group nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangements (MEWA).

(e)

With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan/except as set forth in Section 3.17(e) of the Disclosure Schedules.  With respect to any Benefit Plan that is a Multiemployer Plan, (A) all contributions required to be paid by the Company Group or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan; (B) neither the Company Group nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (C) a complete withdrawal from all such Multiemployer Plans would not result in any material liability to the Company Group and no Multiemployer Plan is in critical, endangered or seriously endangered status or has suffered a mass withdrawal; (ii) except as set forth in Section 3.17(e) of the Disclosure Schedules, no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Single Employer Plan subject to Title IV of ERISA; and (v) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived has occurred with respect to any such plan.

(f)

Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company Group or any of their Affiliates other than administrative expenses typically incurred in a termination event. The Company Group has no commitment or obligation and has not made any representations to any employee, officer, director, manager, independent contractor, Producer or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)

Except as set forth in Section 3.17(g) of the Disclosure Schedules and other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither the Company Group nor any of its ERISA Affiliates has any liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(h)

Except as set forth in Section 3.17(h) of the Disclosure Schedules, there is no pending or, to Seller's Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)

Since January 1, 2019, there has been no amendment to, announcement by Seller, the Company Group or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, manager, officer, employee, independent contractor, Producer or consultant, as applicable. None of Seller, the Company Group, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, manager, officer, employee, independent contractor, Producer or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(j)

Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company Group does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k)	Each individual who is classified by the Company Group as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.
(l)

Except as set forth in Section 3.17(l) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, manager, officer, employee, independent contractor, Producer or consultant of the Company Group to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company Group to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Seller has delivered to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

(m)	Except as set forth in Section 3.17(m) of the Disclosure Schedules, no service provider to the Company Group or any ERISA Affiliate provides such services under any form of leasing agreement.
(n)

Except as set forth in Section 3.17(n) of the Disclosure Schedules, no Producer who is not an employee of the Company Group or an ERISA Affiliate, nor any independent contractor, consultant or other individual who is not an employee of the Company Group or an ERISA Affiliate, is eligible for coverage under any Benefit Plan.

Section 3.18 Employment Matters.

(a)

Section 3.18(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors, Producers or consultants of the Company Group as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.18(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions, bonuses, fees, fringe benefits, and other compensation, payable to all employees, independent contractors, Producer or consultants of the Company Group for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company Group with respect to any compensation, commissions, bonuses, fees, or fringe benefits.

(b)

Except as set forth in Section 3.18(b) of the Disclosure Schedules, the Company Group is not, and has not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of the Company Group, and, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 3.18(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company Group or any of its employees. The Company Group has no duty to bargain with any Union.

(c)

The Company Group is and has been in compliance in all material respects with the terms of the collective bargaining agreements and other Contracts listed on Section 3.18(b) of the Disclosure Schedules and all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants, Producers and independent contractors of the Company Group, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Company Group as independent contractors, consultants or Producers are properly treated as independent contractors under all applicable Laws. All employees of the Company Group classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified. The Company Group is in compliance with and has complied with all immigration Laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. Except as set forth in Section 3.18(c) of the Disclosure Schedules, there are no Actions against the Company Group pending, or to Seller's Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, Producer, volunteer, intern or independent contractor of the Company Group, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(d)

Except as set forth on Schedule 3.18(d), no director, manager, officer, employee, agent, Producer, consultant, or contractor of the Company Group, or any other Person, has any rights under, or is a party to, any agreement to receive payment in connection with the change of control of a member of the Company Group.

Section 3.19 Taxes.

(a)

All Tax Returns filed or required to have been filed by the Company Group have been timely filed, and each such Tax Return is true, correct, accurate and prepared in accordance with applicable Laws. No Tax Returns required to be filed by the Company Group are currently under extension for filing.  All Taxes due and owing by the Company Group (whether or not shown on any Tax Return) have been timely paid.

(b)

The Company Group has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)

The Company Group has properly collected and remitted all sales, use, value added, and similar Taxes with respect to sales or leases made to, purchases made from, or services provided to, as applicable, its customers or has properly received and retained any appropriate Tax exemption certificates and other documentation for all sales, leases, or purchases made, or services provided, without charging or remitting sales, use, value added, and similar Taxes.

(d)	No claim has been made by any taxing authority in any jurisdiction where the Company Group does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(e)	No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company Group.
(f)

The amount of the Company Group's Liability for unpaid Taxes for all periods ending on or before Interim Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Interim Balance Sheet. The amount of the Company Group's Liability for unpaid Taxes for all periods following the Interim Balance Sheet Date shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company Group (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).  Since the Interim Balance Sheet Date, the Company Group has not incurred any liability for Taxes arising from gains or losses from unusual or infrequent events, which events would necessitate a separate disclosure under GAAP.

(g)	Section 3.19(g) of the Disclosure Schedules sets forth:
(i)	the taxable years of the Company Group as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired; and
(ii)	those years, if any, in past five (5) tax years for which examinations by the taxing authorities have been completed or those taxable years for which examinations are presently being conducted.
(h)	All deficiencies asserted, or assessments made, against the Company Group as a result of any examinations by any taxing authority have been fully paid.
(i)

The Company Group is not a party to any Action by any taxing authority. There are no pending or, threatened Actions by any taxing authority, and the Company Group has not received from any taxing authority any request for information related to Tax matters.

(j)

Seller has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company Group for all Tax periods ending on or after December 31, 2014.

(k)	There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company Group.
(l)	The Company Group is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.
(m)	No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company Group.
(n)

The Company Group has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company Group has no Liability for Taxes of any Person (other than the Company Group) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(o)

The Company Group will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)

any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)	an installment sale or open transaction occurring on or prior to the Closing Date;
(iii)	any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code, or similar provision of state, local or foreign law;
(iv)	a prepaid amount received or deferred revenue accrued on or before the Closing Date;
(v)	any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or
(vi)	any election under Section 108(i) of the Code.
(p)

Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company Group is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(q)

The Company Group has not (i) been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code or (ii) otherwise distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 and/or 361 of the Code.

(r)	The Company Group is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).
(s)

The Company Group is not, and has not been, a party to any Contract, agreement, plan or arrangement, including the Transaction Documents, which could give rise to the payment of any amount that would not be deductible or on which a penalty or excise tax could be imposed, either on the payor or payee, pursuant to Sections 404, 409A or 4999 of the Code;

(t)	The Company Group is not subject to any applicable Tax holidays or other similar preferential programs that could terminate as a result of the transactions contemplated by the Transaction Documents;
(u)

The Company Group is not, and has not been, a party to any Contract, agreement, plan or arrangement, including the Transaction Documents, that has resulted or could result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code, or similar provision of state, local or foreign Law;

(v)

The Company Group does not have, and has not had, a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have, or had, an office or fixed place of business in a country other than the United States of America; or

(w)

Each Company Subsidiary (other than Kilpatrick Financial, Inc.) is and has been since its formation treated as a partnership or entity disregarded as an entity separate from its owner for Tax purposes and (ii) no Governmental Authority responsible for the assessment or collection of Tax has challenged the treatment described in clause (i).

(x)	No Company Group member has ever been an "S" corporation and no "S" election has ever been filed with respect to a Company Subsidiary.

Section 3.20 Books and Records.

(a)

The minute books and stock record books of the Company Group, all of which have been delivered to Buyer, are complete and correct and have been maintained in accordance with sound business practices. At the Closing, all of those books and records will be in the possession of the Company.

(b)

To Seller’s Knowledge, the minute books of the Company Group from January 1, 1999 through the Closing Date contain, in all material respects, accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors or board of managers, as applicable, of each member of the Company Group, and no meeting, or action taken by written consent, of any such stockholders, board of directors, board of managers, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

Section 3.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of Seller.

Section 3.22 Data Privacy.  In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), each member of the Company Group is and has been in compliance with all applicable Laws in all relevant jurisdictions, the Company Group’s privacy policies and the requirements of any contract or codes of conduct to which any member of the Company Group is a party, except to the extent such noncompliance would not have, and would not reasonably be expected to have, a Material Adverse Effect.  Each member of the Company Group has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure.  Each member of the Company Group is and has been in compliance with all Laws relating to data loss, theft and breach of security notification obligations except to the extent such noncompliance would not have, and would not reasonably be expected to have, a Material Adverse Effect.

Section 3.23 Regulatory.

(a)

Each member of the Company Group has timely filed (taking into account permitted extensions timely obtained, if any) all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Authority, including state health and insurance regulatory authorities (“Regulatory Filings”) and any applicable federal regulatory authorities.  All such Regulatory Filings complied with applicable Law.  To the extent required by applicable law, all premium rates, rating plans, policy forms and terms established or used by the Company Group that are required to be filed with and/or approved by a governmental authority have been so filed and/or approved, the premiums charged by the Company Group conform to the premiums so filed and/or approved, and comply with the laws applicable thereto, and no such premiums are subject to any investigation by any governmental authority.

(b)

The Company Group’s licenses are valid and in full force and effect, and no member of the Company Group is in material default under any license or accreditation, none of the licenses or accreditations will be terminated as a result of the transactions contemplated hereby and no member of the Company Group has received notice that the Company Group is in violation of any of the terms or conditions of any license or accreditation.

(c)

All insurance Contract benefits, growth and interest payable by the Company Group to any other Person that is a party to or bound by any insurance, reinsurance, coinsurance, or other similar Contract with the Company Group have been paid in accordance with the terms of the insurance, reinsurance, coinsurance and other Contracts under which they arose, except for such benefits, growth and interest for which the Company Group reasonably believes there is a reasonable basis to contest payment.

(d)

No outstanding insurance Contract issued, reinsured, or underwritten by any member of the Company Group entitles the holder thereof or any other Person to receive dividends, distributions, or to share in the income of any member of the Company Group or to receive any other benefits based on the revenues or earnings of any member of the Company Group or any other Person.

(e)

The underwriting standards utilized and ratings applied by the Company Group and, as of the date of this Agreement, by any other Person that is a party to or bound by any reinsurance, coinsurance, or other similar Contract with any member of the Company Group conform to industry accepted underwriting standards, and to the standards and ratings required pursuant to the terms of the respective reinsurance, coinsurance, or other similar Contracts.

(f)

All of the Company Group’s liability under insurance Contracts issued, reinsured, or underwritten by the Company Group which is beyond the Company Group’s normal retention is fully reinsured under valid reinsurance Contracts with reinsurers which (i) are solvent, and (ii) all amounts to which any member of the Company Group is entitled under reinsurance, coinsurance, or other similar Contracts (including without limitation amounts based on paid and unpaid losses) as of the date of this Agreement are fully collectible.

(g)

Each Producer, at the time such Producer wrote, sold, or produced business for the Company Group, was duly licensed as an insurance agent (for the type of business written, sold, or produced by such Producer) in the particular jurisdiction in which such Producer wrote, sold, or produced such business for the Company Group.

(h)

No such Producer violated (or with or without notice or lapse of time or both, would have violated) any term or provision of any Law or any writ, judgment, decree, injunction, or similar order applicable to the writing, sale, or production of business for the Company Group.

(i)

As of the date hereof, there is no investigation, audit, examination or inquiry relating to any member of the Company Group or its respective business in progress or contemplated by any Governmental Authority.

(j)

No claim or assessment is pending or, to Seller’s Knowledge, threatened against any member of the Company Group by action of any state insurance guaranty association in connection with that association’s fund relating to insolvent insurers.

(k)

The Company has delivered to Buyer true, complete and correct copies of (i) all material reports of examination (including financial, market conduct and similar examinations) of any member of the Company Group issued by any Governmental Authority or accreditation agency and all material correspondence or orders related thereto, (ii) all material registrations, filings and submissions made by or on behalf of any member of the Company Group to any Governmental Authority or accreditation agency and all material correspondence or orders related thereto, and (iii) insurance holding company system registrations, applications and filings made by or on behalf of any member of the Company Group, and all material correspondence or orders related thereto, in each case within the three (3) years prior to the Closing. All material deficiencies or violations noted in the examination reports described in clause (i) above, if any, have been resolved to the satisfaction of the Governmental Authority or accreditation agency that noted such deficiencies or violations.

(l)

All premium rates, rating plans and policy terms established and used by the Company Group that are required to be filed with or approved by any Governmental Authority have been so filed and approved, and the premiums charged conform in all respects to the premiums so filed and approved and comply with all applicable Laws.  No such premiums are subject to any investigation or other proceeding by any Governmental Authority.

(m)

To Seller’s Knowledge, each member of the Company Group is in compliance with all applicable deposit, reserve, capital, net worth and other financial requirements, including statutory and risk-based capital requirements, which are applicable to the Company Group or its business.

(n)

Other than as set forth on Schedule 3.23(n), there are no agreements between any member of the Company Group and any Affiliate of the Company Group that are currently in force and effect, or which previously were in force and effect at any time since January 1, 2018.  All regulatory notices and approvals required for or in respect of such affiliated interest agreements have been given and/or obtained, as applicable, in accordance with applicable legal requirements and no notice of objection, violation or disapproval has been received by any member of the Company Group relative to any such affiliated interest agreement.

(o)

All compensation, including wages, commissions, bonuses, fees and other compensation, payable to all Producers, agents or representatives of the Company Group for services performed have been paid in full and there are no outstanding agreements, understandings or commitments of any member of the Company Group with respect to any compensation, commissions, bonuses or fees.

Section 3.24 Insurance Products; Reserves.

(a)

Except as disclosed in Schedule 3.24(a), (i) each of the insurance plan products of the Company Group, including the benefit design and structure, administration, bid submission and pricing and calculation of pricing thereof, comply, in all material respects, with all applicable Laws and contractual requirements, the Company Group’s internal policies and the applicable insurance policies or plans under which they arose and (ii) all insurance claims paid or benefits provided by the Company Group have been paid or provided, in all material respects, in accordance with the terms of the applicable insurance policies or plans under which they arose.

(b)

All reserves and other similar amounts with respect to insurance as established or reflected in the Financial Statements as of and for the period ended June 30, 2019 were computed in accordance with commonly accepted actuarial standards consistently applied, were fairly stated in accordance with the benefits specified by the provisions of the related insurance Contracts and in the related reinsurance, coinsurance, and other similar Contracts of the Company Group and meet the requirements of the insurance Laws of the State of Louisiana and of the states in which such insurance Contracts were issued or delivered and when considered in light of the assets held by the Company Group with respect to the reserves and related actuarial items, including without limitation then current assumptions concerning investment earnings on the assets and considerations anticipated to be received and retained under the insurance Contracts, mortality and morbidity experience, persistency and expenses, all such reserves and related actuarial items held in support of the insurance Contracts of the Company Group, were good, sufficient and adequate as of June 30, 2019 (under commonly accepted actuarial standards consistently applied and fairly stated in accordance with sound actuarial principles), to cover, in all material respects, the amount of all reasonably anticipated matured and unmatured benefits, dividends, claims, expenses and other Liabilities of the Company Group under all insurance Contracts under which the Company Group has or will have any liability (including, without limitation, any liability arising under or as a result of any reinsurance, coinsurance, or other similar Contract).

(c)	The Company Group owns assets that qualify as legal reserve assets under applicable insurance Laws in an amount at least equal to all such statutory reserves and other similar amounts.

Section 3.25 Affiliate Transactions. Except as set forth in Schedule 3.09(a)(xiii) and (xiv) of the Disclosure Schedules, no Company Group member is a party to any transaction (including any loan or other credit accommodation) with another Company Group member or one of its Affiliates (each an “Affiliate Transaction”).  All Affiliate Transactions over $10,000 (i) were made in the ordinary course of business, and (ii) were made on substantially the same terms as those prevailing at the time for comparable transactions with Persons who are not related to or Affiliates of the Company Group, and each are set forth on Schedule 3.25.

Section 3.26 Unclaimed Property. No member of the Company Group is (or will be as of the Closing Date) subject to levies or assessments for unclaimed property under applicable unclaimed property, escheat or similar Laws. None of the assets of the Company Group constitute unclaimed property under Law. Except as set forth in Schedule 3.26, there is no abandoned or unclaimed property reportable under any state or local unclaimed property, escheat or similar Law related to the Company Group. Without limiting the generality of the foregoing, the Company Group has established and followed procedures to identify any unclaimed property and, to the extent required by applicable Law, remit such unclaimed property to the applicable Governmental Authority. The Company Group’s records are adequate to permit a Governmental Authority or outside auditor to confirm the foregoing representations.

Section 3.27 Market Practices.  Each member of the Company Group, as applicable, have, in all material respects, marketed, sold and issued the insurance policies and plans written by, and other products of, the Company Group in compliance with all applicable Laws in the respective jurisdictions in which such insurance policies and plans have been marketed, sold or issued. All advertising, promotional and sales materials and other marketing practices used by the Company Group or any agents and representatives thereof, have, in all material respects, complied and are currently in compliance with all applicable Laws in jurisdictions in which the marketing and sales materials are disbursed, and neither the manner in which the Company Group compensates any Person involved in the sale or servicing of insurance products that is not an insurance agent, nor, to Seller’s Knowledge, the conduct of any such Person, renders such Person an insurance agent under any applicable Laws, and the manner in which the Company Group compensates each Person involved in the sale or servicing of insurance or specialized health care service plan products on behalf of the Company Group is in compliance, in all material respects, with all applicable Laws.

Section 3.28 Full Disclosure.  No representation or warranty by Seller or the Company in the Transaction Documents and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to the Transaction Documents contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.  Notwithstanding the foregoing, nothing in this Section 3.28 shall limit the knowledge or materiality qualifiers set forth in the above representations.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Utah. Buyer has full corporate power and authority to enter into the Transaction Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of the Transaction Documents, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. The Transaction Documents have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the other parties thereto) the Transaction Documents constitute a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for consent of the Louisiana Insurance Department, and filing of the required Form A.

Section 4.03 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities Laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations, as applicable.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of Buyer.

Section 4.05 Operations of the Company Group.  Buyer shall engage at least the minimum number of employees necessary to avoid creating any obligation under the WARN Act on the part of Seller, and Buyer shall continue to employ at least the minimum number of employees for the minimum duration necessary to avoid creating any obligation under the WARN Act on the part of Seller. Except as caused by Seller’s breach of Section 5.01(m), Buyer shall bear any and all obligations and liability under the WARN Act resulting from employment losses relating to the sale of the Company Group.

Section 4.06 No Current Obligation to Sell.  As of the date hereof and the Closing Date, Buyer has no binding obligation, offer or commitment, whether oral or written, to sell the Company or any member of the Company Group.

Section 4.07 Acknowledgment.  Buyer has no actual knowledge of the inaccuracy or incompleteness of any representation or warranty made herein by Seller.

ARTICLE V
COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or the Coinsurance Agreement or consented to in writing by Buyer, Seller shall, and shall cause the Company Group to, (x) conduct the business of the Company Group in the ordinary course of business consistent with past practice (including collecting receivables and paying payables as they become due and in compliance with all applicable Laws); and (y) use best efforts to maintain and preserve intact the current organization, business and franchise of the Company Group and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company Group. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a)	not adopt, modify or propose any material change in the governance or other organizational documents of the Company Group;
(b)	cause the Company Group to preserve and maintain all of its material Permits;
(c)	cause the Company Group to pay its debts, Taxes and other obligations when due unless validly contested;
(d)

cause the Company Group to maintain the properties and assets owned, operated or used by the Company Group in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear and dispositions of assets in the ordinary course of business consistent with past practices;

(e)	cause the Company Group to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;
(f)	cause the Company Group to take commercially reasonable actions to defend and protect its properties and assets from infringement or usurpation;
(g)	cause the Company Group to perform all of its material obligations under all Contracts relating to or affecting its properties, assets or business;
(h)	cause the Company Group to properly maintain its books and records;
(i)	cause the Company Group to not materially change the employment relationship with any Key Employee;
(j)	cause the Company Group to comply with all applicable Laws and the terms of all Benefit Plans;
(k)	cause the Company Group not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur;
(l)	cause the Company Group to take commercially reasonable actions to maintain in full force and effect any Company IP Registration; and
(m)	not implement any facility closings or employee layoffs that could implicate the WARN Act.

Section 5.02 Access to Information. From the date hereof until the Closing, Seller shall, and shall cause the Company Group to, (a) afford Buyer and its Representatives full access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company Group at Buyer’s cost; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company Group as Buyer or any of its Representatives may request; and (c) instruct the Representatives of Seller and the Company Group to cooperate with Buyer in its investigation of the Company Group. Buyer and its Representatives shall not, without the advance written consent of Seller conduct environmental due diligence of the Company Group and the Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Company Group and the Real Property. Notwithstanding anything herein to the contrary, any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to unreasonably interfere with the conduct of the business of Seller or the Company Group. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.  Buyer shall not contact any employee or representative of Seller other than those specifically designated by Seller.

Section 5.03 No Solicitation of Other Bids.

(a)

From the date hereof until termination of this Agreement, Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company Group) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company Group) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company Group; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company Group; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company's properties or assets or those of the Company Subsidiaries.

(b)

In addition to the other obligations under this Section 5.03, Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)

Seller agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.04 Notice of Certain Events.

(a)	From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:
(i)

any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)	any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv)

any Actions commenced or, to Seller's Knowledge, threatened against, relating to or involving or otherwise affecting Seller or the Company Group that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.14 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)

Buyer's receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.05 Resignations. Seller shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers, managers, and directors of the Company Group.

Section 5.06 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company Group, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.07 Non-Competition; Non-Solicitation.

(a)

For a period of two (2) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory (other than on behalf of a member of the Company Group); (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere with the business relationships (whether formed prior to or after the date of this Agreement) between the Company Group and customers or suppliers of the Company Group. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)

During the Restricted Period in the Territory, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company Group or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.07(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Company Group or Buyer or (ii) after one hundred and eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)

During the Restricted Period, in the Territory, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire, associate with, or solicit any Producer that has a then current business relationship with any member of the Company Group, or that has had a business relationship with any member of the Company Group in the preceding twelve (12) month period, or encourage any such Producer to cease working or associating with the Company Group, except pursuant to a general solicitation which is not directed specifically to any such Producer.

(d)

During the Restricted Period, and in the Territory, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company Group or potential clients or customers of the Company Group for purposes of diverting their business or services from the Company Group.

(e)

Seller acknowledges that a breach or threatened breach of this Section 5.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(f)

Seller acknowledges that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, including the severing or removal of any term or provision deemed invalid so that the remaining terms and provisions can be enforced, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.08 Governmental Approvals and Consents.

(a)

Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of the Transaction Documents and the performance of its obligations pursuant to the Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)	Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 of the Disclosure Schedules.
(c)	Without limiting the generality of the parties' undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:
(i)	respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by the Transaction Documents;
(ii)	avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by the Transaction Documents; and
(iii)

in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by the Transaction Documents has been issued, to have such Governmental Order vacated or lifted.

(d)

If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company Group is a party is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate with Buyer and the Company Group in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.  If such consent, approval or authorization cannot be obtained, Seller shall use its best efforts to provide the Company Group with the rights and benefits of the affected Contract for the term thereof, and, if Seller provides such rights and benefits, the Company Group shall assume all obligations and burdens thereunder.

(e)

All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or the Company Group with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(f)

Notwithstanding the foregoing, nothing in this Section 5.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company Group or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

(g)

Books and Records.  The Company Group will, until the Closing, preserve intact its present business organization, reputation, and policyholder relations; maintain all licenses, qualifications, and authorizations of the Company Group to do business in each jurisdiction in which it is so licensed, qualified, or authorized; except as otherwise provided in this Agreement, maintain in full force and effect all Contracts, documents, and arrangements; maintain all material assets and properties of the Company Group in the working order and condition as the same exist on the date of this Agreement, ordinary wear and tear excepted; maintain books and records (including personnel files and those related to Tax matters) of the Company Group relating to periods prior to the Closing and exercise commercially reasonable efforts, consistent with past practices, to maintain and protect the confidential and proprietary nature of the Company Group’s policyholder lists, lists of the Company Group’s Producers, billing records and commission statements and other materials relating to the Company Group’s sales and marketing practices or in force business.

Section 5.09 Maintenance of Benefits.

(a)

Prior to or on the Closing Date, as determined by Buyer in its sole discretion, Seller shall cause each Benefit Plan set forth on Schedule 5.09(a) to be separated, divided, or spun off as necessary so that each member of the Company Group is either a sponsor of or participant in Benefit Plans applicable to only members of the Company Group.  Buyer shall not have responsibility or liability with respect to any Benefit Plan not expressly assumed at Closing or with respect to any asserted or unasserted claims under any Benefit Plan which exists at Closing except with respect to those claims related to Persons, and their dependents, covered by the Benefit Plans expressly assumed by the Company Group at Closing.

(b)

At the written request of Buyer provided no later than fifteen (15) days prior to the Closing Date, each of member of the Company Group shall, at least one (1) Business Day prior to the Closing Date, adopt written resolutions (or take other necessary and appropriate action) to terminate certain Benefit Plans of the Company Group member, or participation in and sponsorship of such Benefit Plan, and to fully vest all participants under such Benefit Plan, such termination and vesting to be effective no later than the Business Day preceding the Closing Date. The Company Group shall provide Buyer with an advance copy of such proposed resolutions (and any related documents) and a reasonable opportunity to comment thereon prior to adoption or execution.

(c)

Seller will comply with the provisions in Section 5.09(a) and 5.09(b) to Buyer’s satisfaction and provide Buyer all documentation necessary to give effect to the provisions in Section 5.09(a) and 5.09(b) at least ten (10) days prior to the Closing Date.

Section 5.10 Closing Conditions.  From the date hereof until the Closing, each party hereto shall, and Seller shall cause the Company Group to, use best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 5.11 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party shall make any public announcements in respect of the Transaction Documents or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.12 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by the Transaction Documents (including, without limitation, to effect the transfer of any Real Property to Buyer).

Section 5.13 Security Interests.  No Seller or Affiliate of a Seller shall take any action affecting any member of the Company Group’s position as a lender or mortgagee under any mortgage loan secured by the real (immovable) property of any Seller or any Affiliate of any Seller.  For the avoidance of doubt, Seller shall maintain and preserve the Company Group’s interests under such mortgages, including the priorities thereof, and shall take no action that would cause or allow any of such mortgages to be junior to or subordinate to another creditor.

ARTICLE VI
TAX MATTERS

Section 6.01 Tax Covenants.

(a)

Without the prior written consent of Buyer, Seller (and, prior to the Closing, the Company Group, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company Group, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company Group in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no liability for any Tax resulting from any action of Seller, the Company Group, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company Group) against any Tax or reduction of any Tax asset.

(b)

With respect to any Pre-Closing Tax Period, Seller shall not be liable for any increase in tax liability that occurs should the Company (after the Closing) amend any Tax Return, except to the extent such amendment was required by Law or to correct a material error.  Any such amendment shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least thirty (30) days prior to the due date (including extensions) of such amendment, and Buyer shall make changes reasonably requested by Seller to such amendment before filing, provided that Seller delivers such changes to Buyer within ten (10) days of receiving the proposed amendment. Seller shall use its commercially reasonable efforts to assist Buyer in the foregoing.

(c)

All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(d)

Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company Group after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least thirty (30) days prior to the due date (including extensions) of such Tax Return, and Buyer shall make changes reasonably requested by Seller to such Tax Return before filing, provided that Seller delivers such changes to Buyer within ten (10) days of receiving the proposed Tax Return. The Company shall make the “closing-of-the-books” election pursuant to Internal Revenue Regulation Section 1.382-6 under Section 382 of the Internal Revenue Code of 1986, as amended. Seller shall use its commercially reasonable efforts to assist Buyer in the foregoing.

Section 6.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company Group shall be terminated as of the Closing Date. After such date none of the Company Group, Seller nor any of Seller's Affiliates and their respective Representatives shall have any further rights or liabilities thereunder or under any payables or receivables arising thereunder.

Section 6.03 Tax Indemnification. Each Seller, severally (each for such Seller’s Pro Rata Share), and not jointly nor solidarily, shall indemnify the Company Group, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.19; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this ARTICLE VI; (c) all Pre-Closing Taxes of the Company Group or otherwise relating to the business of the Company Group prior to Closing; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company Group (or any predecessor of the Company Group) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company Group arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred in connection therewith. Seller shall reimburse Buyer for any Taxes and/or related expenses of the Company Group that are the responsibility of Seller pursuant to this Section 6.03 within ten (10) Business Days after payment of or notice of demand and payment for, whichever is sooner, such Taxes and/or related expenses by Buyer or the Company Group.  Notwithstanding subpart (c) above, no Seller shall be liable for any Pre-Closing Taxes of the Company Group attributed to the first fifteen million dollars ($15,000,000.00) realized on the Bond Gains and 50% of that portion of the Bond Gains in excess of fifteen million dollars ($15,000,000.00) attributable to the Company Group.

Section 6.04 Straddle Period. Unless otherwise required by law, in the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)

in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date (or in accordance with the “closing-of-the-books” election); and

(b)

in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Notwithstanding the foregoing, in the event the Bond Gains (as defined in the Coinsurance Agreement) exceed fifteen million dollars ($15,000,000.00), (i) the Company and Seller shall share equally (50%/50%) the Company’s additional tax expense attributed to that portion of the Bond Gains in excess of fifteen million dollars ($15,000,000.00), (ii) Buyer shall give Seller an estimate of the expected amount to be shared by the Company and Seller as soon as practicable, (iii) any amounts available in the Indemnification Escrow Fund shall be applied toward satisfaction of Seller’s share of said tax expense and shall be delivered to Buyer, (iv) any remaining amount owed by Seller shall, upon demand, be paid to Buyer by Seller.

Section 6.05 Section 280G. Prior to the Closing, the Company Group shall seek the necessary approval from Seller of any payments or benefits, if any, under any Contract, plan, or agreement which, separately or in the aggregate, would be an “excess parachute payment” under Section 280G of the Code as a result of the transactions contemplated by this Agreement; provided that any communications to Seller regarding such approval (including the computations of parachute payments, the identification of the “disqualified individuals” who are potential recipients of parachute payments, and the waivers of payments and/or benefits executed by the affected individuals) shall be delivered within ten (10) Business Days following the date hereof to Buyer and Buyer shall have the right to review and approve (which approval shall not be unreasonably conditioned, withheld or delayed) such communications before they are distributed to Seller.  The Company shall deliver to Buyer prior to the Closing reasonable evidence either (i)(a) that the shareholder approval was solicited in conformity with Section 280G of the Code and the regulations promulgated thereunder and the necessary shareholder approval was obtained with respect to any payments and/or benefits that were subject to the shareholder vote (the “280G Approval”), or (b) that the 280G Approval was not obtained and, as a consequence, that such “excess parachute payments,” shall not be made or provided, as authorized under the waivers of those payments and/or benefits which were executed by all of the affected individuals or (ii) that computations of parachute payments have been complete, and “disqualified individuals” who are potential recipients of parachute payments have been identified, if any, and that pursuant to such calculations, there are no “excess parachute payments” to be made to any “disqualified individual.”

Section 6.06  Reserved.

Section 6.07 Contests. Buyer agrees to give written notice to Seller of the receipt of any written notice by the Company Group, Buyer or any of Buyer's Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this ARTICLE VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer's right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller before entering into any settlement of a claim or ceasing to defend such claim, which consent shall not be unreasonably withheld, conditioned or delayed; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.

Section 6.08 Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company Group. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities.

Section 6.09 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.10 Payments to Buyer. Any amounts payable to Buyer pursuant to this ARTICLE VI shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent such amounts exceed the amount available to Buyer in the Indemnification Escrow Fund, from each Seller severally (each for such Seller’s Pro Rata Share), and not jointly nor solidarily.

Section 6.11 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.19 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

Section 6.12 Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)

No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)

Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05 in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a)

The representations and warranties of Seller contained in the Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)

Seller shall have duly performed and complied with all agreements, covenants and conditions required by the Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)

As of the Closing, all directors, managers, and officers of the Company Group shall have delivered executed resignations as a director, manager, or officer, as applicable, of such member of the Company Group (effective upon, and subject to, the occurrence of the Closing).

(d)

No Action shall have been commenced against Buyer, Seller or the Company Group, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(e)

The Company Group shall have fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive or similar rights directly or indirectly affecting any shares of capital stock or other equity interests of the Company Group.

(f)

All approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing, including without limitation, those approvals required by the Louisiana Insurance Department.

(g)

Full releases of the pledges and security interests created under those certain agreements titled “Security Agreement and Pledge”, each dated December 2, 2016, and executed by Andrew Michael Shehee, Nell Elizabeth Shehee, and Margaret Scott Shehee, as debtors, in favor of the Executrix, as secured party (the “Estate Pledge Agreements”).

(h)	Written confirmation from the Executrix, that other than the Estate Pledge Agreements, the Estate has no other rights to or liens on the Shares.
(i)	Completion of all curative title work as more particularly set forth on Schedule 7.02(i).
(j)

From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(k)	The Company shall have delivered a legal opinion of Baldwin Haspel Burke & Mayer, LLC, counsel to the Company, in form and substance reasonably satisfactory to Buyer, as set forth on Exhibit D.
(l)	The Escrow Agreement and Coinsurance Agreement shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.
(m)	At least three (3) Business Days before Closing, Seller shall have delivered to Buyer the Closing Indebtedness Certificate.
(n)

Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for each member of the Company Group from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which such Company Group member is organized.

(o)	Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code.
(p)

Seller shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank.

(q)

Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(r)

Where Seller is not an individual, Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or board of managers, as applicable, of Seller authorizing the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(s)

Where Seller is not an individual, Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(t)	Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
(u)

Seller shall have amended and restated the Human Resource Service Agreement, dated as of June 27, 2013, between the Company and Rose-Neath, and related provider agreements, to the satisfaction of Buyer.

(v)	Buyer shall have received the necessary documentation as required in Section 5.09(c).
(w)

Buyer shall have received a waiver and release of the option to purchase in the A&M Shehee Lease and necessary documentation as required to extend the term of the A&M Shehee Lease through April 30, 2022.

(x)

Buyer shall have received all necessary documentation as required to extend the term of that certain Lease, by and between the Company, as lessor, and Care Management Group, LLC, as lessee, dated as of September 30, 2016, through September 30, 2022.

(y)

The Coinsurance Agreement shall be in full force and effect and the insurance business subject thereto shall not have been recaptured by the Company; provided, that, Buyer shall have waived this condition should the recapture occur due to Buyer’s election to cause the recapture in accordance with the Coinsurance Agreement.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:

(a)

The representations and warranties of Buyer contained in the Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)

Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by the Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)	No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
(d)	The Escrow Agreement and Coinsurance Agreement shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Seller.
(e)

Buyer shall have delivered to Seller cash in an amount equal to the Purchase Price less the Indemnification Escrow Amount by wire transfer of immediately available funds, to an account or accounts designated at least three (3) Business Days prior to the Closing Date by Seller in a written notice to Buyer.

(f)	Buyer shall have delivered to the Escrow Agent by wire transfer of immediately available funds the Indemnification Escrow Amount.
(g)	The LDI shall have approved for payment the total amount owed by the Company to Rose-Neath pursuant to the Surplus Note.
(h)	The Company shall have paid the Surplus Note Payment.

ARTICLE VIII
INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.19 which are subject to ARTICLE VI) shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in (a) Section 3.01, Section 3.02,  Section 3.03, Section 3.04, Section 4.01 and Section 4.04 shall survive indefinitely and (b) Section 3.12(i), Section 3.12(j), Section 3.16, Section 3.17, and 3.22 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VI which are subject to ARTICLE VI) shall survive the Closing eighteen (18) months or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VIII, each Seller severally (each for such Seller’s Pro Rata Share), and not jointly nor solidarily, shall indemnify and defend each of Buyer and its Affiliates (including the Company Group) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)

any inaccuracy in or breach of any of the representations or warranties of Seller contained in the Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to the Transaction Documents (other than in respect of Section 3.19, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)

any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to the Transaction Documents (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VI);

(c)

any data or cyber privacy, security, or security breach notification incidents that resulted in the unauthorized access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction or disposal of any personal, financial, sensitive or confidential information or data (whether in electronic or any other form or medium);

(d)

the failure to properly and timely record reinscriptions regarding any mortgages in favor of any member of the Company Group that encumber real (immovable) property owned by any Seller or any Affiliate of any Seller, or any member of the Company Group;

(e)	any liabilities arising under the agreements set forth on Schedule 3.18(d); or
(f)	any liabilities arising from the Company’s acquisition of directors and officers liability insurance policy for the transactions contemplated under this Agreement.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend each Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)

any inaccuracy in or breach of any of the representations or warranties of Buyer contained in the Transaction Documents or in any certificate or instrument delivered by or on behalf of Buyer pursuant to the Transaction Documents, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)

any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to the Transaction Documents (other than ARTICLE VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VI).

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)

No Seller shall be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $100,000.00 (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar up to $11,000,000.00. Notwithstanding the foregoing, such limitation shall not apply to Losses based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.16, and Section 3.17, (ii) fraud or intentional misrepresentation with respect to any breach of any representation or warranty contained in Article III or in any certificate delivered by or on behalf of the Company Group, (iii) a deliberate or willful breach of this Agreement by Company or Seller, or (iv) indemnification under Section 8.02(d).

(b)

Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall only be required to pay or be liable for all such Losses from the first dollar up to $11,000,000.00.

(c)

For purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(d)

Notwithstanding the foregoing, (i) in no event shall indemnified Persons be entitled to indemnification for the aggregate amount of any Losses under this Agreement (including under Article VI) in excess of the sum of the Purchase Price plus the amount of the Surplus Note Payment, unless due to fraud or intentional misrepresentation.  Notwithstanding anything herein to the contrary and (ii) no party will be liable in respect of any Consequential Losses.

Section 8.05 Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”.

(a)

Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to the Transaction Documents or an Affiliate of a party to the Transaction Documents or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company Group, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)

Settlement of Third Party Claims. Notwithstanding any other provision of the Transaction Documents, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)

Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company Group's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such Direct Claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)

Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company Group (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.19 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VI) shall be governed exclusively by ARTICLE VI hereof.

Section 8.06 Payments; Indemnification Escrow Fund.

(a)

Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

(b)

Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE VIII shall be satisfied: (i) first from the Indemnification Escrow Fund; and (ii) to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee in the Indemnification Escrow Fund, from each Seller severally (each for such Seller’s Pro Rata Share), and not jointly nor solidarily.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Article VIII shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation.  Except as to Buyer’s representation in Section 4.07, the representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in ARTICLE VII.

Section 8.09 Exclusive Remedies. Subject to Section 5.07 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by the Transaction Documents) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of the Transaction Documents, shall be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of the Transaction Documents it may have against the other parties hereto, their Representatives, and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. Nothing in this Section 8.09 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct.

Section 8.10 Insurance Recoveries. Any amount of Losses for which indemnification is provided under this ARTICLE VIII shall be reduced by an amount equal to any related recoveries actually received by Buyer Indemnitee or Seller Indemnitee, as applicable, under any insurance policy; provided that the amount of such reduction shall in all cases be offset by the amount of all premiums and deductibles related thereto, plus costs incurred by such Buyer Indemnitee or Seller Indemnitee, as applicable, in connection with the recovery of such amount under such insurance policy.

Section 8.11 Tax Benefits. Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by Buyer shall be calculated net of any Tax benefit that Buyer actually realizes in the year the Losses are incurred as a result of being able to currently deduct the Losses for Tax purposes.

ARTICLE IX
TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	by the mutual written consent of Seller and Buyer;
(b)	by Buyer by written notice to Seller if:
(i)

Buyer is not then in material breach of any provision of the Transaction Documents and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to the Transaction Documents that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Seller's receipt of written notice of such breach from Buyer; or

(ii)

any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 15, 2020 (“Drop Dead Date”), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)	by Seller by written notice to Buyer if:
(i)

Seller is not then in material breach of any provision of the Transaction Documents and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to the Transaction Documents that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer's receipt of written notice of such breach from Seller; or

(ii)

any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)

by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by the Transaction Documents, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)	as set forth in this ARTICLE IX, Section 5.06 and ARTICLE X hereof; and
(b)	that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X
MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the Transaction Documents and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller Representative:	Jerome J. Reso, Jr. 1100 Poydras Street, Suite 3600 New Orleans, LA 70163 Facsimile:504-569-2099 E-mail: reso@bhbmlaw.com with a copy (which shall not constitute notice) to:
Baldwin Haspel Burke & Mayer, LLC
1100 Poydras Street, Suite 3600
New Orleans, LA 70163
Facsimile:504-569-2099
E-mail: reso@bhbmlaw.com;
asullivan@bhbmlaw.com
Attention:Jerome J. Reso, Jr., Esq.
Andrew T. Sullivan, Esq.

If to Buyer:
P.O Box 57220
Salt Lake City, Utah 84157-0220
Attn: Jeffrey R. Stephens
E-mail: Jeff.Stephens@securitynational.com
and
P.O Box 57220
Salt Lake City, Utah 84157-0220
Attn: Garrett S. Sill
E-mail: Garrett.Sill@securitynational.com

with a copy (which shall not constitute notice) to:	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC 201 St. Charles Avenue, Suite 3600 New Orleans, LA 70170 Facsimile:504-586-6707 E-mail:nkressler@bakerdonelson.com Attention:Noah B. Kressler, Esq.

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.07(f), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. The Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Coinsurance Agreement and those in the Escrow Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in Section 6.03 and ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Louisiana without giving effect to any choice or conflict of law provision or rule (whether of the State of Louisiana or any other jurisdiction).

(b)

ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF LOUISIANA IN EACH CASE LOCATED IN OR HAVING JURISDICTION OVER JEFFERSON PARISH, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THE TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13 Shareholder Representative.

(a)

By the execution and delivery of this Agreement or any letter of transmittal, including counterparts thereof, each of the Shareholders of the Company Group will irrevocably constitute and appoint the Shareholder Representative as the true and lawful agent and attorney-in-fact of such Shareholder with full powers of substitution to act in the name, place and stead of such Shareholder with respect to the performance on behalf of such Shareholder under the terms and provisions hereof and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Shareholder Representative shall deem necessary or appropriate in connection with any transaction contemplated hereunder, including the power to: (i) act for such Shareholder with respect to the Indemnification Escrow Amount; (ii) amend, modify or waive any provision of the Transaction Documents in any manner; (iii) employ, obtain and rely upon the advice of legal counsel, accountants and other professional advisors as the Shareholder Representative, in the sole discretion thereof, deems necessary or advisable in the performance of the duties of the Shareholder Representative; (iv) act for such Shareholder with respect to all Purchase Price matters referred to herein; (v) incur any expenses, liquidate and withhold assets received on behalf of such Shareholder prior to their distribution to such Shareholder to the extent of any amount that the Shareholder Representative deems necessary for payment of or as a reserve against expenses, and pay such expenses or deposit the same in an interest-bearing bank account established for such purpose, with all such expenses reimbursed to the Shareholder Representative out of amounts received out of the Indemnification Escrow Amount, or if no amounts are received, by reimbursement from the Shareholders in accordance with their pro rata percentage ownership; (vi) receive all notices, communications and deliveries hereunder on behalf of such Shareholder; (vii) do or refrain from doing any further act or deed on behalf of such Shareholder that the Shareholder Representative deems necessary or appropriate, in the sole discretion of the Shareholder Representative, relating to the subject matter hereof as fully and completely as such Shareholder could do if personally present and acting and as though any reference to such Shareholder herein was a reference to the Shareholder Representative; or (viii) direct, authorize or permit any third party paying agent, if applicable, to take any of the foregoing actions; provided, however, that the Shareholder Representative shall have no obligation to act, except as expressly provided herein.

(b)

The appointment of the Shareholder Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Shareholder Representative as the act of each Shareholder in all matters referred to herein.

(c)

In the event the Shareholder Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Shareholder Representative shall be the Person appointed by the Shareholders holding a majority of the pro rata percentages held by all Shareholders.

(d)

The Reserve Amount shall be used by the Shareholder Representative to satisfy the obligations of the Shareholder Representative set forth herein and to otherwise permit the Shareholder Representative to perform its obligations set forth herein.  As soon as practicable after the date on which the final obligation of the Shareholder Representative under this Agreement has been discharged, the Shareholder Representative shall pay the Escrow Agent any amounts remaining in the Reserve Amount to be paid by Escrow Agent in accordance with the Escrow Agreement.

(e)

In furtherance of its role, the Shareholder Representative shall be entitled to incur such reasonable costs and expenses as the Shareholder Representative may deem appropriate under the circumstances, which expenses may include hiring attorneys, accountants, appraisers and other professional advisors.  Such expenses shall be reimbursed from the Reserve Amount from time to time upon demand by the Shareholder Representative.

(f)

Nothing in the Transaction Documents is intended, and nothing in the Transaction Documents shall be interpreted as, imposing upon the Shareholder Representative, solely in its capacity as the agent and attorney-in fact for the Shareholders, any personal liability, personal economic obligation or personal guarantee in favor of any party to this Agreement or any third party.  The Shareholder Representative shall have no liability to the Shareholders with respect to actions taken or omitted to be taken in its capacity as the Shareholder Representative.  The Shareholders hereby agree to defend, indemnify, and hold the Shareholder Representative harmless from and against any and all liability, damages, costs, and expenses, including attorneys’ fees and court costs, that the Shareholder Representative may incur as a result of this Agreement or in the course of performance of its services hereunder, other than for such liability as the Shareholder Representative may incur because of his (or his representatives) gross negligence, fraud or intentional misconduct

Section 10.14 Escrowed Funds.  Subject to such deductions from the Escrow Amount as are required pursuant to this Agreement (including any amounts that Buyer reasonably believes will be subject to claims for indemnification pursuant to any claim that has not been finally resolved) and the Escrow Agreement, within five (5) Business Days after the eighteen (18) month anniversary of the Closing Date, the Parties shall instruct the Escrow Agent to release from escrow and deliver to the Shareholders the remaining balance of the Escrow Amount, plus any interest accumulated thereon, in accordance with each Shareholder’s Pro Rata Share.

 [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, in multiple counterpart originals, as of the date first written above by their respective officers thereunto duly authorized.

BUYER: SECURITY NATIONAL LIFE INSURANCE COMPAN
By: /s/ Scott M. Quist Name:Scott M. Quist Title:CEO and President SHAREHOLDER REPRESENTATIVE:
By: /s/Jerome J. Reso, Jr.
Name: Jerome J. Reso, Jr. Title: Shareholder Representative

SELLERS:

/s/Andrew M. Shehee
Andrew M. Shehee

/s/ Margaret S. Shehee
Margaret S. Shehee

/s/ Nell Shehee
Nell Shehee

/s/ Ann Shane Shehee
Ann Shane Shehee

/s/ Harvey W. Rubin
Harvey W. Rubin

SELLERS (CONT.):

/s/ Christopher L. Martin
Christopher L. Martin

Virginia K. Shehee Inter Vivos Trust

By: /s/ John A. Hensarling
John A. Hensarling, Trustee

By: /s/ Andrew M. Shehee
Andrew M. Shehee, Trustee

By: /s/ Margaret S. Shehee
Margaret S. Shehee, Trustee

THE SHEHEE LIMITED PARTNERSHIP:

By:Virginia K. Shehee Inter Vivos Trust, General Partner

/s/ John A. Hensarling
John A. Hensarling, Co-Trustee of the Virginia K. Shehee Inter Vivos Trust

/s/Andrew M. Shehee
Andrew M. Shehee, Co-Trustee of the Virginia K. Shehee Inter Vivos Trust

/s/ Margaret S. Shehee
Margaret S. Shehee, Co-Trustee of the Virginia K. Shehee Inter Vivos Trust

By:Virginia K. Shehee Management Trust, General Partner

/s/ John A. Hensarling
John A. Hensarling, Co-Trustee of the Virginia K. Shehee Management Trust

Andrew M. Shehee, Co-Trustee of the Virginia K. Shehee Management Trust

/s/ Margaret S. Shehee
Margaret S. Shehee, Co-Trustee of the Virginia K. Shehee Management Trust

COMPANY:

KILPATRICK LIFE INSURANCE COMPANY

By: /s/ Kenneth W. Phillips
Name: Kenneth W. Phillips

Title: President and Chief Executive Officer

EXHIBIT A

SHAREHOLDER LIST

Shareholder	Number of Shares Owned	Pro Rata Share
Andrew Michael Shehee	152,018.5	19.0018%
Ann Shane Shehee	344.5	0.0431%
Margaret Scott Shehee	152,018.5	19.0018%
Nell Elizabeth Shehee	152,018.5	19.0018%
Trustees of the Virginia K. Shehee Inter Vivos Trust	33,250.0	4.1561%
The Shehee Limited Partnership	310,350.0	38.7928%
Harvey W. Rubin	10.0	0.0013%
Christopher L. Martin	10.0	0.0013%
Total	800,020.0	100.0000%

EXHIBIT B
FORM OF ESCROW AGREEMENT
[ATTACHED]

EXHIBIT C
TERRITORIES

TEXAS
Anderson
Andrews
Angelina
Aransas
Archer
Armstrong
Atascosa
Austin
Bailey
Bandera
Bastrop
Baylor
Bee
Bell
Bexar
Blanco
Borden
Bosque
Bowie
Brazoria
Brazos
Brewster
Briscoe
Brooks
Brown
Burleson
Burnet
Caldwell
Calhoun
Callahan
Cameron
Camp
Carson
Cass
Castro
Chambers
Cherokee
Childress
Clay
Cochran
Coke
Shelby
Sherman
Smith
Somervell
Starr
Stephens
Sterling
Stonewall
Sutton
Swisher
Tarrant
Taylor
Terrell
Terry
Throckmorton
Titus
Tom Green
Travis
Trinity
Tyler
Upshur
Upton
Uvalde
Val Verde
Van Zandt
Victoria
Walker
Waller
Ward
Washington
Webb
Wharton
Wheeler
Wichita
Wilbarger
Willacy
Williamson
Wilson
Winkler
Wise
Wood
Yoakum
Young
Zapata
Zavala

Howard
Independence
Izard
Jackson
Jefferson
Johnson
Lafayette
Lawrence
Lee
Lincoln
Little River
Logan
Lonoke
Madison
Marion
Miller
Mississippi
Monroe
Montgomery
Nevada
Newton
Ouachita
Perry
Phillips
Pike
Poinsett
Polk
Pope
Prairie
Pulaski
Randolph
St. Francis
Saline
Scott
Searcy
Sebastian
Sevier
Sharp
Stone
Union
Van Buren
Washington
White
Woodruff
Yell

Coleman
Collin
Collingsworth
Colorado
Comal
Comanche
Concho
Cooke
Coryell
Cottle
Crane
Crockett
Crosby
Culberson
Dallam
Dallas
Dawson
Deaf Smith
Delta
Denton
DeWitt
Dickens
Dimmit
Donley
Duval
Eastland
Ector
Edwards
Ellis
El Paso
Erath
Falls
Fannin
Fayette
Fisher
Floyd
Foard
Fort Bend
Franklin
Freestone
Frio
Gaines
LOUISIANA
Acadia
Allen
Ascension
Assumption
Avoyelles
Beauregard
Bienville
Bossier
Caddo
Calcasieu
Caldwell
Cameron
Catahoula
Claiborne
Concordia
De Soto
East Baton Rouge
East Carroll
East Feliciana
Evangeline
Franklin
Grant
Iberia
Iberville
Jackson
Jefferson
Jefferson Davis
La Salle
Lafayette
Lafourche
Lincoln
Livingston
Madison
Morehouse
Natchitoches
Orleans
Ouachita
Plaquemines
Pointe Coupee
Rapides
Red River
Richland
Sabine
St. Bernard

Galveston
Garza
Gillespie
Glasscock
Goliad
Gonzales
Gray
Grayson
Gregg
Grimes
Guadalupe
Hale
Hall
Hamilton
Hansford
Hardeman
Hardin
Harris
Harrison
Hartley
Haskell
Hays
Hemphill
Henderson
Hidalgo
Hill
Hockley
Hood
Hopkins
Houston
Howard
Hudspeth
Hunt
Hutchinson
Irion
Jack
Jackson
Jasper
Jeff Davis
Jefferson
Jim Hogg
Jim Wells
St. Charles
St. Helena
St. James
St. John The Baptist
St. Landry
St. Martin
St. Mary
St. Tammany
Tangipahoa
Tensas
Terrebonne
Union
Vermilion
Vernon
Washington
Webster
West Baton Rouge
West Carroll
West Feliciana
Winn

MISSISSIPPI
Adams
Alcorn
Amite
Attala
Benton
Bolivar
Calhoun
Carroll
Chickasaw
Choctaw
Claiborne
Clarke
Clay
Coahoma
Copiah
Covington
De Soto
Forrest
Franklin
George
Greene
Grenada

Johnson
Jones
Karnes
Kaufman
Kendall
Kenedy
Kent
Kerr
Kimble
King
Kinney
Kleberg
Knox
Lamar
Lamb
Lampasas
La Salle
Lavaca
Lee
Leon
Liberty
Limestone
Lipscomb
Live Oak
Llano
Loving
Lubbock
Lynn
McCulloch
McLennan
McMullen
Madison
Marion
Martin
Mason
Matagorda
Maverick
Medina
Menard
Midland
Milam
Mills
Hancock
Harrison
Hinds
Holmes
Humphreys
Issaquena
Itawamba
Jackson
Jasper
Jefferson
Jefferson Davis
Jones
Kemper
Lafayette
Lamar
Lauderdale
Lawrence
Leake
Lee
Leflore
Lincoln
Lowndes
Madison
Marion
Marshall
Monroe
Montgomery
Neshoba
Newton
Noxubee
Oktibbeha
Panola
Pearl River
Perry
Pike
Pontotoc
Prentiss
Quitman
Rankin
Scott
Sharkey
Simpson
Smith
Stone
Sunflower
Tallahatchie

Mitchell
Montague
Montgomery
Moore
Morris
Motley
Nacogdoches
Navarro
Newton
Nolan
Nueces
Ochiltree
Oldham
Orange
Palo Pinto
Panola
Parker
Parmer
Pecos
Polk
Potter
Presidio
Rains
Randall
Reagan
Real
Red River
Reeves
Refugio
Roberts
Robertson
Rockwall
Runnels
Rusk
Sabine
San Augustine
San Jacinto
San Patricio
San Saba
Schleicher
Scurry
Shackelford
Tate
Tippah
Tishomingo
Tunica
Union
Walthall
Warren
Washington
Wayne
Webster
Wilkinson
Winston
Yalobusha
Yazoo

ARKANSAS
Arkansas
Ashley
Baxter
Benton
Boone
Bradley
Calhoun
Carroll
Chicot
Clark
Clay
Cleburne
Cleveland
Columbia
Conway
Craighead
Crawford
Crittenden
Cross
Dallas
Desha
Drew
Faulkner
Franklin
Fulton
Garland
Grant
Greene
Hempstead
Hot Spring

EXHIBIT D
FORM OF LEGAL OPINION
[ATTACHED]

EXHIBIT E
COINSURANCE AGREEMENT
[ATTACHED]